Exhibit 99.1

Longeveron Provides Corporate Update and Reports
Fourth Quarter and Full Year 2020 Financial Results

Miami, Florida—March 30, 2021— Longeveron Inc. (NASDAQ: LGVN) (“Longeveron” or “Company”), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today reported its financial results for the quarter and full year ended December 31, 2020 and provided a business update.

Primary Accomplishments in 2020:

●	Received approval from U.S. Food and Drug Administration (FDA) to proceed with Phase 1 clinical trial for Acute Respiratory Distress Syndrome (ARDS) related to either COVID-19 or Influenza infection. This trial initiated in mid-2020 and continues to enroll subjects.

●	Received a $650,000, two-year Maryland Stem Cell Research Fund TEDCO Grant Award for ARDS COVID-19/Influenza Phase 1 trial.

●	Treated two COVID-19-related ARDS subjects with Lomecel-B infusion under FDA-approved expanded access (“compassionate use”) protocol.

●	Lomecel-B approved for Phase 2 Aging Frailty clinical trial by Japanese Pharmaceutical and Medical Devices Agency (PMDA) through a Clinical Trial Notification (CTN) application filed by Japan’s National Center for Geriatrics & Gerontology.

●	Successfully completed Phase 1 trial in subjects with Alzheimer’s Disease. Preliminary top-line results were included in the Company’s S-1 Registration Statement filed with the SEC in February 2021. Final results will be announced in the second quarter of 2021, and a Phase 2 trial is expected to commence in the second half of 2021.

●	Lomecel-B Phase 2 HLHS program awarded a $4.5M multiyear grant award from the National Heart, Lung and Blood Institute (NHLBI).

●	Revenue increased in 2020 from both grants and clinical trial (Bahamas Registry Trial) revenue sources, compared to 2019.

Highlights from Q1 2021:

●	Completed $29.1 million Initial Public Offering, including partial exercise of over-allotment, and concurrent listing on Nasdaq.

●	Successfully completed 150 subject Phase 2b clinical study of Lomecel-B infusion for Aging Frailty, with top-line trial results anticipated in the third quarter of 2021.

●	Successfully completed Phase 1 clinical study of Lomecel-B intramyocardial injection in Hypoplastic Left Heart Syndrome (HLHS) subjects, with full results expected in the second quarter of 2021, and Phase 2 trial expected to commence in second half of 2021.

●	Granted expanded access (“compassionate use”) approval by the U.S. FDA for the administration of Lomecel-B to a child with HLHS. Lomecel-B was administered peri-operatively via intramyocardial injection, and the child was discharged from the hospital and is currently being followed per protocol.

●	Expanded enrollment criteria for the Phase 1 ARDS “RECOVER” trial to include mild ARDS, in addition to moderate and severe ARDS.

●	Expanded and amended the exclusive license agreement (ELA) related to Lomecel-B technology rights with the University of Miami (UM) and entered into a Cooperative Research and Development Agreement (CRADA) with UM.

“We are proud of the significant progress made throughout 2020 and into 2021, including our successful IPO in February, which has positioned Longeveron with a stronger balance sheet and the ability to continue to advance the diverse Lomecel-B pipeline of trials,” stated Geoff Green, Chief Executive Officer of Longeveron. “The Company was founded with the goal of developing safe and effective “off-the-shelf” cell therapies that could be used to treat chronic aging-related disease, improve health span and potentially extend longevity. In 2020, in conjunction with our funding partner, the Alzheimer’s Association, we completed a Phase 1 Alzheimer’s disease trial. We are extremely pleased with the safety and preliminary efficacy results. We look forward to announcing the final results in the second quarter of 2021 and initiating the planned Phase 2 multidose trial later this year. Additionally, both of our US Aging Frailty Phase 2 trials will have top line efficacy data available in the 3rd quarter of 2021. This will be very exciting year for Longeveron, with several clinical trial and clinical data-driven catalysts on the near horizon.”

Longeveron’s Aging Frailty research program spans 5 clinical programs in 3 different countries, and includes two US randomized, placebo-controlled Phase 2 trials, a sub-study of the effects of Lomecel-B in Aging Frailty subjects with Metabolic Syndrome, a Japanese Phase 2 study pending initiation, and a Treatment Registry Trial in Nassau, The Bahamas.

“The Japanese PMDA has approved a Phase 2 clinical trial of Lomecel-B infusion in Japanese Aging Frailty subjects, which we expect to initiate in 2021. This trial will be led by the National Center for Geriatrics and Gerontology, the Japanese equivalent to the National Institute on Aging in the US. Similar to our US Phase 2b trial, the objective of this trial is to evaluate the ability for Lomecel-B infusion to improve physical mobility and endurance in Aging Frailty subjects 70 to 85 years of age. Japan is a “super-aged” society and preventing and treating frailty is a priority for the nation. With it’s progressive and favorable regulatory framework for regenerative medicine products, Japan offers several expedited pathways to market, including conditional marketing approval, at the option of Japanese health regulators, after Phase 2, and a hospital-based approval that is a self-pay model known in Japan as the Act on the Safety of Regenerative Medicine, or ASRM route.”

In 2020, despite the fact that travel into The Bahamas was only allowed for approximately 5 months due to COVID-19, the Company’s Treatment Registry Trial participation and revenue exceeded all of 2019. This reflects increased momentum and demand for participation in the Registry, which the Company anticipates will continue as travel begins to return to normal activity.

The Company’s current exception to its focus on chronic aging-related disease is the research program for children born with Hypoplastic Left Heart Syndrome (HLHS), a rare congenital heart defect that affects about 1,000 babies per year. In that program, Lomecel-B is administered via direct injection into the heart during pre-planned standard-of-care reconstructive surgery. In February 2021, the Company announced the completion of a 10 subject Phase 1 safety study, funded in part by a Maryland Stem Cell Research Fund TEDCO grant, and preparation for the Phase 2 randomized, placebo-controlled study are underway. The NHLBI is the funding partner for the Phase 2 study, and it will be conducted through a consortium of leading pediatric cardiac surgeons in the US, led by Dr. Sunjay Kaushal at the Lurie Children’s Hospital in Chicago, Illinois.

The net proceeds from the recent IPO enable the Company to complete current ongoing clinical trials, and to initiate at least 4 additional Phase 2 clinical trials, with 3 of those 4 trials expected to initiate this year: Japan Aging Frailty Phase 2 Trial; multidose Alzheimer’s disease Phase 2 trial, and HLHS Phase 2 trial.

Financial Results:

Fourth Quarter Ended December 31, 2020 and 2019

Revenue: Total revenue, consisting of revenue from grants and clinical trials (from our Bahamas Registry Trial) was $1.2 million for the fourth quarter of 2020, compared to revenue of $1.8 million for the fourth quarter of 2019. This decrease was a result of a decrease in grant revenue of $0.8 million for 2020 as compared to the same period in 2019, which was expected and is a function of the pre-planned timing of release of funds according to the terms of the various grants. Revenue from our Bahamas Registry Trial increased by $0.3 million or 119% for 2020 as compared to the same period in 2019; despite international travel being severely negatively impacted by COVID-19.

R&D Expenses: Research and development expenses were $1.2 million for the fourth quarter of 2020, compared to $0.3 million for the fourth quarter of 2019. The increase was primarily due to an increase in research and development expenses that were not reimbursable by grants.

G&A Expenses: General and administrative expenses were $0.7 million for the fourth quarter of 2020 and 2019, respectively.

Net Loss: Net loss was $1.4 million for the fourth quarter of 2020, compared to $0.5 million for the fourth quarter of 2019.

Years Ended December 31, 2020 and 2019

Revenue: Total revenue, consisting of revenue from grants, clinical trials (from our Bahamas Registry Trial), and contract manufacturing, was $5.6 million for the years ended December 31, 2020, and 2019. Grant revenue was $4.3 million for the year ended December 31, 2020, compared to $4.1 million for the year ended December 31, 2019. Revenue from the Bahamas Registry Trial was $1.3 million for the year ended December 31, 2020, compared to $1.2 million for the year ended December 31, 2019. Contract manufacturing revenue was $0.1 million for the year ended December 31, 2020, compared to $0.3 million for the year ended December 31, 2019. This decrease was primarily due to COVID-19 related decrease in travel, which restricted the business development and marketing of these services.

R&D Expenses: Research and development expenses were $2.7 million for the year ended December 31, 2020, compared to $1.8 million for the year ended December 31, 2019. The increase was primarily due to an increase in research and development expenses that were not reimbursable by grants. We expect that our research and development expenses will increase in the future as we increase our headcount to support increased research and development activities relating to our clinical programs, as well as incur additional expenses related to our clinical trials.

G&A Expenses: General and administrative expenses were $2.7 million for the year ended December 31, 2020, compared to $2.8 million for the year ended December 31, 2019. Expenses remained relatively consistent for 2020 compared to 2019; general and administrative expenses consisted primarily of rent, professional fees, insurance, and paid and accrued compensation costs. We expect that our general and administrative expenses will increase in the future as we increase our headcount to support increased administrative activities relating to our becoming a public company. We also expect to incur additional expenses associated with being a public company, including costs of accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements; director and officer insurance costs; and investor and public relations costs.

Net Loss: Net loss was $3.7 million for the year ended December 31, 2020, compared to $3.0 million for the year ended December 31, 2019.

Cash: Cash as of December 31, 2020 was $0.8 million, compared to $1.9 million as of December 31, 2019.

Financial Outlook

Our cash in the first quarter of 2021 was increased by the $29.1 million (gross) in funds received from our IPO. As of March 30, 2021, our cash position was $24.5 million. We believe, based on the current operating plan and financial resources, that our existing cash on hand will be sufficient to cover expenses and capital requirements through at least the fourth quarter of 2022.

Conference Call and Webcast

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss its fiscal 2020 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 1-855-979-6654 for U.S. callers or +44 20-3936-2999 for international callers and using entry code 094408. You may also pre-register for the event. A webcast of the call may be accessed here or on the Company’s website at https://www.longeveron.com/.

An audio replay of the of the call will be available through April 6, 2021 and can be accessed here and by entering the access code: 40245, and will remain online for one year through March 30, 2022.

About Longeveron Inc

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: lgvn@crescendo-ir.com

(tables follow)

Since the corporate conversion to a Delaware “C” corporation occurred on February 11, 2021, as part of the IPO, the Financial Statements presented for December 31, 2020 and 2019 are for a limited liability company (LLC).

LONGEVERON LLC

SELECTED BALANCE SHEET DATA

	As of December 31,
	2020	2019
Cash	$815,800	$1,865,874
Total assets	9,240,044	10,584,415
Total liabilities	7,282,977	6,139,373
Total members’ equity	1,957,067	4,445,042

LONGEVERON LLC

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2020	2019
Revenues:
Grant revenue	$4,260,605	$4,149,044
Clinical trial revenue	1,313,500	1,199,500
Contract manufacturing revenue	55,426	290,922
Total revenues	5,629,531	5,639,466
Costs of revenues	3,803,261	3,885,390
Gross profit	1,826,270	1,754,076

Operating expenses:
General and administrative	2,731,174	2,774,953
Research and development	2,674,370	1,791,842
Selling and marketing	199,003	185,387
Total operating expenses	5,604,547	4,752,182

Loss from operations	(3,778,277)	(2,998,106)

Other income	57,469	38,229

Net loss	$(3,720,808)	$(2,959,877)

Source: Longeveron Inc.